Exhibit 10.1   Asset Purchase Agreement with CBSi Holdings, Inc.
               dated September 15, 2005



                     ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement (this "Agreement") is made on September 15, 2005, by and among CBSi Holdings, Inc., an Arizona corporation ("Seller"), and IPN Communications, Inc., a California corporation ("Purchaser"), a wholly owned subsidiary of DataLogic International, Inc., a Delaware corporation ("DLGI").

WHEREAS, Seller is engaged in the business of GPS tracking services, has accounts with customers and other current assets; contracts and agreements with distributors, dealers, end users, service providers, software developers and other consultants (Seller's Business Agreements); owns certain intellectual property, computer and office equipment used to conduct the GPS tracking services (collectively, the "Seller's Assets", as further listed on Schedule 1A and Schedule 1B), and desires to sell to Purchaser, subject to the terms and conditions of this Agreement, Seller's Assets.

WHEREAS, DLGI provides communication services through its wholly owned subsidiary, IPN Communications, Inc., a California corporation, and desires to expand its offering of GPS tracking services and desires to purchase, subject to the terms and conditions of this Agreement, Seller's Assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including the recitals above and the mutual covenants, agreements, representations and warranties contained in this agreement, the parties agree as follows:

1.    THE TRANSACTION.

      (a) Seller's Business Agreements: Seller hereby agrees to assign to Purchaser all of its right, title and interest in the Seller's Business Agreements and Purchaser hereby agrees to pay, perform or otherwise discharge all obligations or duties of Seller under Seller's Business Agreements.

      (b) Liabilities Assumed: Purchaser agrees that it shall be solely responsible for all obligations and liabilities of Seller that are set forth on Schedule 2 attached hereto.

      (c) Seller's Assets: Seller hereby agrees to convey to Purchaser all of its right, title and interest in Seller's Assets and Purchaser hereby agrees to purchase Seller's Assets, as set forth on Schedule 1A and Schedule 1B attached hereto. Seller's Assets shall be delivered free and clear of all liens, claims and encumbrances of every nature, save and except for those identified on Schedule 1B.

2.    PURCHASE PRICE.

      (a) Stock Payment. Purchaser will purchase all of Seller's Assets and Seller's Business Agreements at the Closing for a purchase price described in this paragraph, payable in newly issued shares of restricted common stock of DLGI ("Stock Payment"). The Stock Payment shall have an agreed value of Eight Hundred Fifty Thousand Dollars ($850,000). For the purpose of this section "agreed value" will be determined by the ten (10) day average closing price of DLGI common stock as reported by the National Quotation Bureau for the ten
(10) business days up to the date of the Closing times the number of shares issued.

      (b) Registration of Stock Payment. Purchaser will cause to be filed a Registration Statement covering the Stock Payment or effectuate the registration of the Stock Payment within twelve (12) months from the Closing. Seller understands that the Stock Payment shares will contain a Rule 144 legend and that subsequent transfer or sale of the shares is limited by applicable securities laws. Seller (i.e. the "Investor") agrees that this agreement involves the purchase and sale of securities. Accordingly, Investor represents that (1) the securities which are being acquired, are being acquired for the Investor's own account and for investment and not with a view to the public resale or distribution thereof; (2) the Investor will not sell, transfer or otherwise dispose of the securities except in compliance with the Securities Act of 1933, as amended (the "Act"), and are being transferred in reliance on exemptions, including but not limited to Section 4 of the Act; (3) each Investor acknowledges that each Investor has been furnished with disclosure documents that the Investor feels necessary to make an economic decision to acquire the securities; (4) Investor further acknowledges that Investor has had an opportunity to ask questions of and receive answers from duly designated representatives concerning the terms and conditions pursuant to which the securities are being purchased and Investor has been afforded an opportunity to independently examine such documents and other information for the purpose of verifying the financial condition of DLGI; (5) Investor is fully aware of the applicable limitations on the resale of the securities; (6) by reason of Investor's knowledge and experience in financial and business matters in general, and investments in particular, Investor is capable of evaluating the merits and bearing the economic risks of an investment in the securities and fully understands the speculative nature of the securities and the possibility of such loss; and (7) the present financial condition of Investor is such that it is under no present or contemplated future need to dispose of any portion of the securities to satisfy an existing or contemplated undertaking, need or indebtedness.

      (c) Allocation of Purchase Price. Promptly following the Closing, Purchaser will determine the manner in which the Purchase Price will be allocated among the Seller's Assets and Seller's Business Agreements, to be consistent with generally accepted accounting principles applied on a consistent basis. Seller and Purchaser each agree to report this transaction in accordance with that allocation with respect to federal, state and local income and other tax consequences for the tax year that includes the Closing Date.

      (d) Timing of Stock Payment. The Stock Payment shall be earned and delivered to Seller upon the transfer and assignment of Seller's Business Agreements to Purchaser. Seller understands and agrees that the approval of third parties may be required to complete the transfer and assignment and/or cause these parties to enter similar contracts with Purchaser before the Stock Payment will be earned and delivered. Purchaser agrees to use its best efforts to obtain the approval of such third parties or cause such third parties to enter into contracts with Purchaser on or before the date scheduled for Closing.

      (e) Earn Out Shares. Purchaser agrees that Seller shareholders, and Fordham Tucker ("Tucker") and David Daniels ("Daniels") as principals of and through AppsCafe Incorporated, collectively the "Participants" may participate in an earn out during the three years following the Closing of the Agreement (the "Earn Out Plan"). Under the Earn Out Plan, the Participants may earn shares of restricted common stock of the Parent not to exceed 20,000,000 shares (the "Earn Out Shares"). The number of Earn Out Shares to be issued to the Participants will be calculated by dividing the eligible Gross Profit Dollars (as defined below) by the ten (10) day average closing price of DLGI common stock on the ten days before the end of the calendar quarter in which the Gross Profit Dollars were earned. "Gross Profit Dollars" shall mean the revenue from GPS hardware, software, airtime, engineering, development, installation and support less cost of goods sold for GPS hardware, software, airtime, engineering, development (as they relate to customer changes and additions), installation, sales commissions and support ("Gross Profit Dollars"). The eligible Gross Profit Dollars used in the calculating the Earn Out Shares would be reduced by the following percentages in each year following the Closing: Year 1 47.50%; Year 2 22.50%; Year 3 10.00%.
Purchaser shall calculate the Gross Profit Dollars within forty-five (45) days of the close of each calendar quarter. Gross Profit Dollars shall be calculated in accordance with generally accepted accounting principles applied upon a consistent basis and the final accounting information relied upon in preparing the quarterly or annual financial statements of Purchaser shall be determinative for the purposes of this Agreement.

           The payment of the Earn Out Shares shall be made, if at all, within three (3) years of the Closing and shall be allocated as follows: 95% to Seller shareholders; 5% to AppsCafe; provided, however, the participation of AppsCafe is contingent upon the continued consulting or employment of Tucker and Daniels either through AppsCafe or directly with Purchaser or DLGI on no less than a half-time basis.

      (f) Stock Options. Purchaser shall grant to Seller's officers, employees and consultants, collectively, 2,150,000 DLGI common stock options ("Stock Options"). The Stock Options will have a strike price equal to the price of DLGI common shares as of Closing. The Stock Options will vest as follows: 20% immediately upon Closing; and 80% quarterly over a period of two
(2) years.

3.    EMPLOYMENT AGREEMENTS.

Concurrently with the execution of this Agreement, Purchaser shall enter into the following employment or consulting agreements or offers of employment to be effective as of the Closing:

      (a) Employment agreement with Walt Camping as Executive Vice President of Purchaser: Monthly salary of $5,000 cash and $5,000 S-8 DLGI common stock through December 31, 2005; thereafter monthly salary shall be $10,000 cash, or $5,000 cash and $5,000 S-8 DLGI common stock at Purchaser's reasonable discretion; plus sales commission; plus car allowance. Walt Camping will be named a Director of the Board of Director of Purchaser.

      (b) Employment agreement with Doug Klein as Senior Vice President, Sales of Purchaser: Monthly salary of $10,000 cash plus sales commission; plus car allowance.

      (c)  Offer of employment to Dan McCabe as Salesman of Purchaser:
Monthly draw of $2,500 cash; plus sales commission.

      (d)  Offer of employment to Karen Vargas as Sales Administration of
Purchaser:  Monthly salary of $5,000 cash.

      (e)  Offer of employment to Del Hinojos as Engineering Support of
Purchaser:  Monthly salary of $3,000 cash.

      (f) Consulting agreement with AppsCafe Incorporated for the work to be performed by Fordham Tucker as Vice President, Technology of Purchaser:
Monthly compensation of $5,000 cash and $5,000 S-8 DLGI common stock through December 31, 2005; thereafter monthly compensation shall be $10,000 cash, or $5,000 cash and $5,000 S-8 DLGI common stock at Purchaser's reasonable discretion.

      (g) Consulting agreement with AppsCafe Incorporated for work to be performed by Dave Daniels as Vice President, Marketing of Purchaser: Monthly compensation of $5,000 cash and $5,000 S-8 DLGI common stock through December 31, 2005; thereafter monthly compensation shall be $10,000 cash, or $5,000 cash and $5,000 S-8 DLGI common stock at Purchaser's reasonable discretion.

           Sales commissions will be earned by the salesperson responsible for the sale and will be calculated at 2.1 % of net sales revenue. A bonus pool equal to sales commissions will be available to Seller employees. An additional stock option ("Stock Option Bonus") shall be made available to Seller employees in the event Seller exceeds the following Panther Trak unit sales milestones for each Period below:

         Period     Panther Trak Units      Stock Option Bonus
         ------     ------------------      ------------------
                                            (number of shares)

         Year 1         12,000                     500,000
         Year 2         25,000                     750,000
         Year 3         50,000                   1,000,000

The commencement of the Year 1 Period is the Closing. Subsequent Periods commence on the anniversary of the Closing. The distribution of the Stock Option Bonus shall be at the discretion of Walt Camping. The Stock Option Bonus will have a strike price equal to the ten (10) day average closing price of DLGI common stock as reported by the National Quotation Bureau for the ten
(10) business days up to the end of each Period for which the Stock Option Bonus was earned.



4.    CLOSING.

A closing (the "Closing") to effect the purchase and sale as described in this Agreement shall be held at the offices of Purchaser or by exchange of facsimile signature pages on September 15, 2005, or such other date as may be mutually agreed upon by the parties. At the Closing, Seller shall execute such bills of sale and instruments of assignment as are necessary to convey
title to Purchaser.   Purchaser shall pay the Purchase Price to Seller or
Seller's designee(s).

      (a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

           (1) A bill of sale or instruments of conveyance, assignment and transfer as may be reasonably required by Purchaser substantially in the form of Exhibit A; and

           (2) An opinion of Seller's counsel addressed to Purchaser and Purchaser's counsel substantially in the form of Exhibit B;

           (3) A Closing Certificate from Seller's President substantially in the form of Exhibit C;

           (4) A Certificate of Acknowledgment from all Incorporators and their spouses of the Seller's Incorporators substantially in the form of Exhibit D.

      (b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

           (1) Satisfactory evidence of Purchaser's ability to deliver the Stock Payment (copies of newly issued shares of DLGI common stock shall constitute satisfactory evidence for Closing); and

           (2) An opinion of Purchaser's counsel addressed to Seller and Seller's counsel substantially in the form of Exhibit E;

           (3) Letter from DLGI notifying Laurus concerning the Agreement substantially in the form of Exhibit F;

           (4) Evidence of the Board of directors approval of the Agreement in the form of Exhibit G.


5.    REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Purchaser as follows.

      (a) Organization and Good Standing of Seller. Seller is a Subchapter S corporation duly organized and validly existing and in good standing under the laws of Arizona.

      (b) The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the approval and adoption of this Agreement by the holders of a majority of the outstanding Sellers shares). This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

      (c) Except as set forth in Schedule 3 attached, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Seller or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of the Seller and which will not prevent or delay the consummation of the transactions contemplated hereby.

      (d) Except as set forth in Schedule 4 attached, none of the financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets fairly presents the financial position of the Seller, and the other related statements included therein fairly present the results of operations and the changes in financial position of the Seller for the respective periods.

      (e) Except as set forth in Schedule 5 attached, since August 31, 2005, the Seller has not suffered any adverse changes in its business, operations or financial condition which are material to the Seller or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

      (f) Except as and to the extent set forth in Schedule 6 attached, the Seller did not have at August 31, 2005, any liabilities not reflected on a balance sheet of the Seller. Except as and to the extent set forth in such Schedule, since August 31, 2005, the Seller has not incurred any liabilities material to the business, operations or financial condition of the Seller, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

      (g) Except as set forth in Schedule 7 attached, to the best of Seller knowledge, the Seller is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Articles of Incorporation or its Bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, which defaults or violations would, in the aggregate, have a material adverse effect on the business, operations or financial condition of the Seller or which would prevent or delay the consummation of the transactions contemplated hereby.

      (h) Except as disclosed in Schedule 8 attached, there is no action, suit, proceeding, review or, to the best knowledge of the Seller, investigation pending or, to the best knowledge of the Seller, threatened involving the Seller, at law or in equity, or before any Governmental Entity which in the aggregate are reasonably likely to have a material adverse effect on the business, operations or financial condition of the Seller.

      (i) Except as set forth in Schedule 9 attached, no claim is pending or, to the knowledge of the Seller, threatened to the effect that the present or past operations of the Seller infringes upon or conflicts with the rights of others with respect to any intellectual property (including, without limitation, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) necessary to permit the Seller to conduct its business as now operated (the "Intellectual Property") and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by the Seller of the entire right, title and interest of the Seller in and to the Intellectual Property.

6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller as follows:

      (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

      (b) Purchaser has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligation of it, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

      (c) Purchaser and/or DLGI will provide a minimum of $1,000,000 in funding for the business of GPS tracking services over a period of one (1) year following the Closing.

      (d) Neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby nor compliance by the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Purchaser is a party or by which any of them or any of their properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Purchaser or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to the business, operations or financial condition of the Purchaser and which will not prevent or delay the consummation of the transactions contemplated hereby.


7.    CONDITIONS PRECEDENT TO CLOSING.

The obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

      (a) Purchaser shall have provided offer letters, employment agreements and consulting agreements for the persons set forth on Schedule 10 and Section 3 hereof.

      (b) Each party shall have completed its due diligence investigation and findings to its sole satisfaction.

      (c) All parties shall have executed the Agreement for Non-Competition and Earn-Out Compensation.

      (d) Approval of the transaction shall have been given by each parties' respective shareholders and board of directors, as required.


8.    MISCELLANEOUS.

      (a) Termination. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date.

      (b) Expenses. Purchaser and Seller shall each pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      (c) Entire Agreement. This Agreement and the exhibits and schedules attached hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

      (d) Public Announcements. No party to this Agreement shall issue any press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

      (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

      (f) Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be transmitted by a reputable overnight courier service or by hand delivery or facsimile transmission, addressed as follows:

           If to Purchaser:

           IPN Communications, Inc.
           18301 Von Karman Ave, Suite 250
           Irvine, California 92612
           Attn: Keith Moore
           Telephone: (949) 295-1580
           Facsimile:  (949) 260-0130 & 800.549.3067
           Email: keithmoore@dlgi.com

           with copy to:

           Richard O. Weed
           Weed & Co. LLP
           4695 MacArthur Court, Suite 1430
           Newport Beach, CA 92660
           Telephone: (949) 475-9086 ext 6
           Facsimile: (949) 475-9087
           Email: rick@weedco.com

           If to Seller:

           CBSi Holdings, Inc.
           5608 N. 27th Ave.
           Phoenix, AZ  85017
           Attn:  Walt Camping
           Telephone: (602) 249-2221
           Facsimile: (602) 864-7917
           Email: wcamping@bouncegps.com

           with copy to:

           Titus, Brueckner, & Berry
           7373 North Scottsdale Road, Suite B-252
           Scottsdale, Arizona 85253-3527
           Attn:  Charles R. Berry, Esq.
           Telephone:  (480) 483-9600
           Facsimile: (480) 483-3215
           Email:  cberry@tbb-law.com


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, or sent. Each notice, demand, request or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, fax confirmation sheet or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      (g) Assignment; Successors and Assigns. This Agreement may not be assigned by either of the parties hereto without the written consent of all the other parties; provided, however, that Purchaser shall be entitled to assign this Agreement to one or more subsidiary corporations so long as Purchaser remains liable for the payment of the Purchase Price, Earn Out Shares and Stock Options hereunder. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      (h) GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ANY ACTION TO ENFORCE, INTERPRET, OR RESOLVE ANY DISPUTE WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT MAY BE BROUGHT IN ORANGE COUNTY, CALIFORNIA, AND ALL PARTIES HERETO AGREE THAT ANY LITIGATION DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN ONE OF THOSE JURISDICTIONS. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT THE FOREGOING IS APPROPRIATE AND AGREE NOT TO RAISE ANY ARGUMENT THAT SUCH VENUE IS IN ANY WAY UNDULY INCONVENIENT FOR ANY OF THEM, WITH THEIR EXECUTION HEREOF BEING EVIDENCE OF THEIR AGREEMENT TO SUBMIT TO THE JURISDICTION OF SUCH COURTS.

      (i) Waiver and Other Action. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

      (j) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      (k) Third-Party Beneficiaries. This Agreement and the rights, obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

      (l) Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

      (m) Attorney's Fees. In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all reasonable costs, reasonable attorneys' fees and other reasonable expenses incurred by such prevailing party in such litigation or proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            SELLER:

                            CBSi Holdings, Inc. an Arizona Corporation


                            By: /s/ Walt Camping
                            Name: Walt Camping
                            Title: President




                            PURCHASER:

                            IPN COMMUNICATIONS, INC., a California corporation



                            By: /s/ Keith Moore
                            Name: Keith Moore
                            Title: Director